Exhibit 99.1

February 9, 2022

BIONIK Laboratories Reports Third Quarter Fiscal Year 2022 Financial Results

Potential Sales Pipeline is Strongest in Corporate History

BOSTON – February 9th, 2022 -- BIONIK Laboratories Corp. (OTCQB: BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for the third quarter and first nine months of fiscal year 2022, ended December 31, 2021.

Third Quarter FY 2022 and Recent Corporate Highlights

●	BIONIK’s potential sales pipeline is currently the strongest it has been in corporate history.

●	Started the second phase of the data strategy with BIONIK’s Google-Cloud Platform partner, Bitstrapped, in which the team is currently focused on analyzing data for correlations with the ultimate goal to bring real-time data to patients using our products.

•	Revenue was $0.2 million in the current period versus $0.2 million in the third quarter of last fiscal year, primarily due to lengthened delivery schedules in the current COVID-19 environment.

●	On a GAAP basis, total operating expenses, decreased $2.2 million, or 24%, primarily due to lower impairment of goodwill and intangible assets and to a lesser extent, lower share-based compensation, professional fees and R&D, partially offset by continued increases in sales and marketing investments in the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021.

●	On a Non-GAAP basis, our net loss was $1.6 million, or $0.26 per diluted share for fiscal 2022, compared to $1.6 million, or $0.32 per diluted share for fiscal 2021.

●	Cash and equivalents totaled $3.4 million and there was no long-term debt on BIONIK’s balance sheet at December 31, 2021.

Rich Russo, Chief Financial Officer and Interim Chief Executive Officer, commented, “We ended the third quarter with the strongest potential sales pipeline in our history, comprised of orders from our sales agreement with Kindred for their existing and soon-to-open affiliated inpatient rehabilitation hospitals, as well as many other facilities and institutions who realize the value and need for our products. Like many companies, Covid and supply chain related delays on both the BIONIK and customer placement sides of our business has resulted in lengthened delivery schedules. Sales for the quarter were flat with last year and increased 48% for the first nine months of the fiscal year. We are continuing to invest our cash of $3.4 million strategically, increasing our spend on sales and marketing programs while continuing to reduce general and administrative and other costs and expenses where possible. We remain focused on enhancing our existing products, new product development and expanding our distribution channels in the U.S. and internationally, while we explore other strategic avenues that could showcase BIONIK’s advanced robotics and technology that improves the quality of life for stroke victims.”

Third Quarter FY 2022 Financial Results

Total revenues for the third quarter were flat with the prior year third quarter at $0.2 million, with one unit sold in each period. The 2021 sale was a direct sale compared to a sale through a distributor in the 2020 period. Subscription revenue, including the InMotion Connect Pulse solutions, also remained consistent with the 2020 period.

Total cost of revenues increased $40,000, or 426%, to approximately $50,000 for the current period, as compared to approximately $10,000 for the 2020 third quarter, reflecting a positive adjustment to the warranty reserve in the 2020 period. As a result of that adjustment, gross profit decreased 22% from the third quarter of last year and the gross margin was 73% compared to 95% in the prior year period.

Total operating expenses were $6.9 million, a decrease of $2.2 million, or 24%, from the third quarter of FY 2021. The decrease was due to lower impairment of goodwill and intangible assets, share-based compensation, professional fees and reduced spending on research and development programs, partially offset by continued increases in sales and marketing investments.

The net loss was $7.0 million, or ($1.18) per diluted share, compared to a net loss of $9.0 million, or ($1.75) per diluted share, in the same period for fiscal 2021. The net loss includes charges for the impairment of goodwill and intangible assets of $5.2 million for the third quarter of FY2022 and $7.2 million for the third quarter of fiscal year 2021. Weighted average basic and diluted shares outstanding were 5,903,360 and 5,126,834 for the third quarter of fiscal year 2022 and 2021, respectively.

On a non-GAAP basis, excluding share-based compensation expense, the costs associated with the impairment and amortization of intangibles, and foreign exchange measurement losses, the third quarter net loss was $1.6 million, or ($0.26) per diluted share, compared with a net loss of $1.6 million, or ($0.32) per diluted share, in the same period for fiscal 2021.

Nine Months FY 2022 Financial Results

Total revenues for the nine months ended December 31, 2021, increased by $0.4 million, or 48%, to $1.1 million, compared to revenues of $0.7 million for the nine months ended December 31, 2020. Eight units were shipped in the nine months ended December 31, 2021, compared to 4 units in the nine-month period ended December 2020. Subscription sales for the InMotion Connect Pulse solutions nearly tripled after first being introduced in June 2020.

Gross profit increased 39% to $0.8 million. The increase was due to selling more units in the 2021 period compared to the 2020 period as well as an adjustment made in the 2020 period to decrease the warranty reserve in conjunction with less unit sales due to the COVID-19 pandemic. The gross margin was 76% compared to 81% in the same period last year. Total operating expenses, excluding charges for the impairment of goodwill and intangible assets, decreased by $1.6 million, or 28%, to $4.2 million.

The net loss was $8.7 million, or ($1.50) per diluted share, compared to a net loss of $12.6 million, or ($2.45) per diluted share, in the same period for fiscal 2021. The net loss includes charges for the impairment of goodwill and intangible assets of $5.2 million for the first nine months of FY2022 and $7.2 million for the first nine months of fiscal year 2021. On a non-GAAP basis, excluding share-based compensation expense, costs associated with the impairment and amortization of intangibles, extinguishment of debt and foreign exchange measurement losses, the nine month net loss was $3.6 million, or ($0.61) per diluted share, compared with a net loss of $4.6 million, or ($0.89) per diluted share, in the same period for fiscal 2021.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley Willis

FischTank PR

ashley@fischtankpr.com

Investor Relations Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

646.863.6341

BIONIK Laboratories Corp.

Condensed Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	December 31, 2021	March 31, 2021
	(unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,369,992	$608,348
Accounts receivable	129,774	451,905
Prepaid expenses and other current assets	1,492,100	1,680,557
Inventories	929,192	692,163
Total current assets	5,921,058	3,432,973
Equipment, net	59,043	93,577
Intangible assets, net	-	976,551
Goodwill	-	4,282,984
Total assets	$5,980,101	$8,786,085

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$181,389	$454,809
Accrued liabilities	933,415	760,026
PPP loan	-	459,912
Convertible notes	8,740,231	-
Demand loans, current portion	-	2,152,334
Current portion of deferred revenue	298,676	268,083
Total current liabilities	10,153,711	4,095,164
Demand loans, net of current portion	-	1,105,974
Deferred revenue, net of current portion	268,396	303,917
Total liabilities	10, 422,107	5,505,055
Total stockholders’ equity	(4,442,006)	3,281,030
Total liabilities and stockholders’ equity	$5,980,101	$8,786,085

BIONIK Laboratories Corp.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020

Revenues, net	$183,262	$180,409	$1,082,450	$730,698
Cost of revenues	50,394	9,581	261,823	142,183
Gross Profit	132,868	170,828	820,627	588,515

Operating expenses
Sales and marketing	567,300	326,342	1,335,730	799,207
Research and development	368,095	460,822	634,147	1,264,647
General and administrative	725,300	1,070,243	2,222,044	3,713,183
Impairment of goodwill and intangible assets	5,200,608	7,182,053	5,200,608	7,182,053
Total operating expenses	6,861,303	9,039,460	9,392,529	12,959,090

Loss from operations	(6,728,435)	(8,868,632)	(8,571,902)	(12,370,575)
Interest expense, net	249,096	79,183	576,576	265,566
Other expense (income), net	6,314	3,066	(445,732)	(50,562)
Total other expense	255,410	82,249	130,844	215,004
Net loss	$(6,983,845)	$(8,950,881)	$(8,702,746)	$(12,585,579)
Loss per share - basic and diluted	$(1.18)	$(1.75)	$(1.50)	$(2.45)
Weighted average number of shares outstanding – basic and diluted	5,903,360	5,126,834	5,820,654	5,126,834

To supplement our consolidated financial statements presented in accordance with GAAP, BIONIK uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization of intangible assets acquired, share-based compensation expense, extinguishment of existing debt, as well as unrealized foreign exchange gains or losses for the nine months ended December 31, 2021, and 2020. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

BIONIK’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. BIONIK believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing BIONIK’s performance and when planning, forecasting and analyzing future periods. BIONIK also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to BIONIK’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Loss from operations	$(6,728,435)	$(8,868,632)	$(8,571,902)	$(12,370,575)
Non-GAAP adjustments to loss from operations:
Share-based compensation expense	203,586	98,794	319,005	719,047
Costs associated with impairment of intangibles	5,200,608	7,182,053	5,200,608	7,182,053
Costs associated with amortization of intangibles	19,647	23,732	58,927	70,741
Extinguishment of debt	-	-	(459,912)	-
Total Non-GAAP adjustments to loss from operations	5,423,841	7,304,579	5,118,628	7,971,841

Non-GAAP loss from operations	$(1,304,594)	$(1,564,053)	$(3,453,274)	$(4,398,734)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(6,983,845)	$(8,950,881)	$(8,702,746)	$(12,585,579)
Non-GAAP adjustments to net loss:
Share based compensation expense	203,586	98,794	319,005	719,047
Costs associated with impairment of intangibles	5,200,608	7,182,053	5,200,608	7,182,053
Costs associated with amortization of intangibles	19,647	23,732	58,927	70,741
Extinguishment of debt	-	-	(459,912)	-
Foreign exchange loss	8,697	13,081	16,563	43,243
Total Non-GAAP adjustments to net loss	5,432,538	7,317,660	5,135,191	8,015,084
Non-GAAP net loss	$(1,551,307)	$(1,633,221)	$(3,567,555)	$(4,570,495)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Diluted net loss per share	$(1.18)	$(1.75)	$(1.50)	$(2.45)
Share-based compensation expense	0.03	0.02	0.06	0.14
Costs associated with impairment of intangibles	0.88	1.41	0.90	1.41
Costs associated with amortization of intangibles	0.01	0.00	0.01	0.01
Extinguishment of debt	0.00	0.00	(0.08)	0.00
Foreign exchange loss	0.00	0.00	0.00	0.00
Total Non-GAAP adjustments to net loss	0.92	1.43	0.89	1.56
Non-GAAP diluted net loss per share	$(0.26)	$(0.32)	$(0.61)	$(0.89)
Weighted average shares used to compute GAAP diluted net loss per share	5,903,360	5,126,834	5,820,654	5,126,834
Weighted average shares used to compute Non-GAAP diluted net loss per share	5,903,360	5,126,834	5,820,654	5,126,834